PROSPECTUS                 Pricing Supplement Numbers 3529 and 3530
Dated October 7, 1999      Dated April 26, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No. 333-76479 and 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    April 26, 2000

Settlement Date (Original Issue Date):       May 1, 2000

Maturity Date: May 3, 2004

Principal Amount (in Specified Currency):   USD500,000,000

Price to Public (Issue Price):     99.945%

Agent's Discount or Commission:    0.30%

Net Proceeds to Issuer:       USD498,225,000

Interest Rate Per Annum:  7.25%

Interest Payment Date(s):

 X     May  3rd   and  November 3rd of each year commencing
       November 3, 2000 (provided that the first interest period shall extend from and including May 1, 2000 to but excluding November 3, 2000) and ending on the Maturity Date.

       ___  Other:

Form of Notes:

 X  DTC registered        ___ non-DTC registered

  CUSIP: 36962G UR3

  ISIN:   US36962G UR37

  Common Code: ____________________

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing  Supplement Numbers 3529 and 3530
                           Dated April 26, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-76479 and 333-87367


Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing  Supplement Numbers 3529 and 3530
                           Dated April 26, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-76479 and 333-87367
Additional Information:

   General.

        At December 31, 1999, the Company had outstanding indebtedness totalling $191.935 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1999 excluding subordinated notes payable after one year was equal to $191.237 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by the underwriters listed below (the "Underwriters"), individually as principal, at 99.945% of the aggregate principal amount listed below less an underwriting discount equal to 0.30% of the principal amount of the Notes.

  Chase Securities Inc.                        USD  250,000,000
  Lehman Brothers Inc.                         USD  250,000,000


  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.